Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan, 2021 Employee Stock Purchase Plan and 2013 Equity Incentive Plan of eFFECTOR Therapeutics, Inc. of our report dated June 14, 2021 (except for the sixth, seventh and eighth paragraphs in Note 1 and the fourth, fifth and sixth paragraphs in Note 14, as to which the date is September 23, 2021), with respect to the financial statements of eFFECTOR Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-259751) and related Prospectus dated October 5, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 2, 2021